Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”), dated as of March 30, 2005 (the “Agreement Date”), is between M-Systems Flash Disk Pioneers Ltd., an Israeli company having its principal place of business at Central Park 2000, 7 Atir Yeda St., Kfar Saba, 44425, Israel (“M-Systems”), and PowerHouse Technologies Group, Inc., a Delaware corporation having its principal place of business at 2694 Bishop Drive, Suite 270, San Ramon CA 94583 (“PowerHouse”). M-Systems and PowerHouse may be referred to individually as a “Party” or collectively as “Parties”.

1.	INTRODUCTION

1.1.	PowerHouse is engaged in the development of mobile computing software;

1.2.	M-Systems has developed and sells a “flash based” key chain storage device known as the DiskOnKey® (“DiskOnKey”);

1.3.	M-Systems desires PowerHouse to perform certain development work to modify technologies of PowerHouse to operate in and in conjunction with M-Systems USB Drives (as such term is defined below); and

1.4.
M-Systems further desires to receive and PowerHouse desires to grant to MSystems the right to use and distribute the Migo Products (as such term is defined below) to be used in, together and in conjunction with M-Systems USB Drives subject to the terms and conditions of this Agreement.

ACCORDINGLY, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

2.	DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

2.1.
Associated Company means any corporation, company or other legal entity, where more than fifty percent (50%) of the voting power of which is, now or hereafter, owned or controlled, directly or indirectly by a Party hereto, or jointly by the Parties hereto; provided, however, that any corporation, company or other legal entity shall be an Associated Company of a Party only for as long as such ownership or control exists.

2.2.
Intellectual Property Rights means rights in patents (including reissues, divisions, continuations, continuation-in-part, and extensions thereof), utility models, and registered and unregistered designs including copyrights, trade secrets and any other form of protection afforded by law to inventions, models, designs or other Information, and applications therefor including without limitation, patents, trademarks, copyrights and trade secrets relating to the Development Projects and that are: (i) owned or controlled by a Party or an Associated Company, and (ii) exist prior to the beginning of the Development hereunder or result from activities that are independent from said Development, and (iii) developed by each party pursuant to this Agreement in the course and as part of the Development Project. PowerHouse’s Intellectual Property Rights includes without limitation all PowerHouse Technology. M-Systems’ Intellectual Property Rights includes without limitation all M-Systems Technology.

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2.3.	Business Day means any day other than a Saturday, a Sunday or any day, which is otherwise an official bank holiday in the United States of America.

2.4.
Confidential Information means all Information disclosed to one Party by  the other Party that is marked or designated Confidential or Proprietary or, in the case of verbal disclosures, which are summarized in a writing, marked or designated Confidential or Proprietary and furnished within thirty days to the  Party receiving such Confidential Information; provided that the lack of such summary in writing shall not derogate from the qualification of oral information as a Confidential Information hereunder.

2.5.
Development Projects means the development work to be performed by each Party in accordance with the work allocation and time schedule as set forth in a Statement of Work, and any mutually agreed modifications or extensions thereof, with the aim to develop Software Applications, as defined below.

2.6.	Escrow Agent shall mean such party as agreed upon between the parties.

2.7.
Escrow Agreement shall mean a separate agreement to be executed by PowerHouse, M-Systems and the Escrow Agent in the form attached hereto as Exhibit E, which agreement shall embody the appropriate escrow terms for deposit of the Source Code.

2.8.
Information means circuits, protocols, drawings, specifications, samples, models, processes, procedures, instructions, technology, applied development engineering data, reports, and all other technical or commercial information, data and documents excluding any Intellectual Property Rights related to such Information, which is (i) owned or controlled by a Party, and existing prior to the beginning of the Development under this Agreement, or (ii) resulting from activities of a Party that are independent from the Development under this Agreement or (iii) developed as part of and in the course of the Development Projects.

2.9.
Migo Personal shall mean the Migo USB Drive software product offered by PowerHouse as of the Agreement Date for all currently supported platforms and all currently provided functionality, with the exception of the Outlook synchronization feature. The Migo Personal shall contain an upgrade mechanism which shall be defined by both parties and fully managed and operated by PowerHouse; provided, however, that the upgrade mechanism will permit upgrade only to the same Migo software and functionality as Migo Professional.

2.10.	Migo Products shall mean the Migo Personal, the Migo Professional and/or the Migo Upgrade.

2.11.
Migo Professional shall mean the Migo USB Drive software product offered by PowerHouse as of the Agreement Date for all currently supported software platforms and all currently provided functionality, including the Outlook synchronization feature.

2.12.	Migo Upgrade shall have such meaning as described in Section 3.3.

2.13.
M-Systems Customers shall mean purchasers or licensees of M-Systems USB Drives and/or technology, as relevant, whether labeled under M- System’s name or under M-Systems partners’, resellers’ or OEM’s names.

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2.14.	M-Systems Technology shall mean, without limitation, DiskOnKey designs and technology (as more fully described in Exhibit A).

2.15.	M-Systems USB Drives shall mean USB Drives manufactured by or on behalf of M-Systems or by its Associated Companies, partners, resellers or OEM’s utilizing the M-Systems Technology.

2.16.	PowerHouse Technology shall mean the technology described in Exhibit B.

2.17.
Statement of Work means a plan for the Development Projects under this Agreement as set out in the Product Development Plan and includes product specifications, a development schedule, deliverables, acceptance criteria.

2.18.
U3 shall mean U3 LLC, a Delaware limited liability company under authorization of the members of U3 Group, which includes M-Systems and SanDisk Corporation, and has developed a next generation USB flash drive technology.

2.19.	U3 Drives shall mean a USB Drive which complies fully with the U3 specifications.

2.20.
U3 Software shall mean software products, solely to the extent such software products run on a U3 Drive, where such software products comply with all portions of the Software and U3 Related Products Agreement to be entered into by a software provider and U3.

2.21.
USB Drive means any removable data storage products comprised of a nondetachable fixed USB connector (i.e., not connected via a cable of any length) and embedded flash, or other, memory for data storage, contained within a single integrated shell package.

2.22.	Migo EULA means the End User License Agreement included with each Migo Product.

3.	BUSINESS COLLABORATION

M-Systems shall promote the Migo Products in accordance with the following guidelines:

3.1.
PowerHouse will develop the Migo Products and will adapt them to run as U3 Software in accordance with U3 guidelines and pursuant to the terms of the Software and U3 Related Products Agreement to be entered into by PowerHouse and U3.

3.2.
PowerHouse hereby grants M-Systems and its Associated Companies a worldwide, transferable license to market, distribute, promote, offer for sale, offer for re-sale and sell the Migo Products as an integrated part of M-Systems USB Drives only, and to use and display the trademarks, names, service marks, and logos of PowerHouse related to the Migo Products or in connection with such M-Systems USB Drives only. In consideration for such license, PowerHouse shall be entitled to receive and M-Systems shall pay to PowerHouse a fee of [ * * * ] per unit of Migo Professional bundled with an M-Systems USB Drive sold to an M-Systems Customer. For the avoidance of doubt, the right and license for the Migo Personal and Migo Upgrade as provided in this Agreement shall be at no cost to M-Systems.

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3.3.
M-Systems shall offer Migo Products to M-Systems Customers. The Migo Professional may be offered to M-Systems Customers in the initial form of the Migo Upgrade. The Migo Upgrade shall contain full functionality of the Migo Professional; however, the version will degrade to the Migo Personal version at the end of a 45-day period. During such 45-day period, the end-user shall have the option to purchase a license directly from PowerHouse in order to maintain the full functionality of the Migo Professional. Such upgrade mechanism shall be fully managed and operated by PowerHouse. The purchase by end-users may be made by way of a link to designated web site owned or hosted by PowerHouse (“Custom Landing Page”). Such Custom Landing Page shall not be available to the general public or to other PowerHouse customers or potential customers and shall be designated solely to M-Systems Customers.

3.4.
M-Systems, to the extent commercially practicable, will promote the Migo Upgrade as the primary Migo Product to M-Systems Customers. Furthermore, M-Systems will actively promote PowerHouse’s interests with M-Systems’ Customers, aiming at allowing PowerHouse to market its Migo Product upgrades directly to M-Systems’ Customers end-user base. PowerHouse will provide M-Systems with its recommended marketing messages in order to promote the bundling of the Migo Products with the M-Systems USB Drives.

3.5.
PowerHouse will make such changes to the trademark labeling included in the Migo Products as an M-Systems Customer reasonably deems necessary for such M-Systems Customer to promote the Migo Products. M-Systems Customers’ promotional and packaging materials which include the Migo brand name must be submitted to PowerHouse for approval, which approval shall not be unreasonably withheld.

3.6.
PowerHouse will provide first level support for all Migo Products directly to M-Systems and M-Systems Customers and their end-users, for 30 days from the date of the first use of the software by the end user. With respect to any M-Systems Customer who chooses to provide first level support itself to its end-users, PowerHouse will provide training and second level support as may be required by such M-Systems Customer and accepted by PowerHouse. PowerHouse will provide training 3 times per year at PowerHouse’s location. If the training is requested at other locations, there will be charges associated with the training in amounts determined by PowerHouse and which will be borne by the M-Systems Customer. In the case where PowerHouse is providing the level-1 support, if it is determined that the problem is not related to Migo Products, M-Systems will pay PowerHouse for providing such first line of support. A process and the fee structure will be established prior to the product launch. Without derogating from the preceding sentence, PowerHouse shall provide M-Systems and M-Systems Customers with such upgrades, features, technical support and maintenance services as it provides to its other customers generally and without special negotiation of terms and conditions. Upgrades for this purpose shall be considered fixes and enhancements to the existing product and will not include new features or functionality that may be marketed and sold by PowerHouse as value added products.

3.7.	Exclusivity.

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3.7.1. Other than for those customers and with respect to those products listed next to their names in Exhibit F, during the Term of this Agreement, PowerHouse shall not provide any other party and any other party’s customers with services or applications for USB Drives provided or similar to those provided to M-Systems Customers as set forth in this Agreement, and shall not bundle, or allow to be bundled. The Migo Products (or variations thereof) with any other USB Drive other than M-Systems’ USB Drives. Exhibit F may be amended upon the mutual written agreement of the parties.

Notwithstanding anything to the contrary contained elsewhere in this Agreement or any exhibit or schedule hereto, the exclusivity set forth above shall not be deemed to restrict or limit in any manner the full and complete right of PowerHouse to market, sell, license and distribute Migo Products:

(a)
for use in connection with (1) MP3 players, (2) Cell/smart phones, (3) PDAs, (4) SIM cards, (5) USB watches and/or (6) memory cards in devices marketed by PowerHouse or others (other than standalone USB Drives), if PowerHouse offers M-Systems a 30-day right of first refusal to acquire the rights for any such device on the terms offered to the first third party acquiring rights for any such device from PowerHouse and M-Systems does not exercise such right; and

(b)	to PowerHouse customers who or which acquire Migo Products (including USB Drives on which Migo Products are installed) directly from PowerHouse.

3.7.2. For the avoidance of any doubt M-Systems shall be entitled in its sole and absolute discretion to market and sell the M-Systems USB Drives, either directly or indirectly, without the Migo Products, and, except as expressly provided herein, PowerHouse shall have no right or claim under this Agreement or otherwise for loss of profit, loss of revenues or the like.

3.8.
Beginning on the date (the “English Language Start Date”) which is two months after the Migo Products have been approved for English Language Gold Release pursuant to section 4.5, M-Systems shall bundle with M-Systems USB Drives, a minimum of [ * * * ] Migo Products (without regard to product mix) per month.

Beginning on the date (the “International Start Date”) which is the date on which Migo Products have been approved for International Gold Release pursuant to section 4.5 (a) the schedule in the preceding sentence shall no longer be applicable and the following schedule shall apply:

(a)
During the first 90-day period following the International Start Date, M-Systems shall bundle with M-Systems USB Drives an average of at least [ * * * ] Migo Products (without regard to product mix) per month.

(b)	During the second 90-day period following the International Start Date, M-Systems shall bundle with M-Systems USB

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Drives an average of at least [ * * * ] Migo Products (without regard to product mix) per month.

(c)
During the third 90-day period following the International Start Date and during each subsequent 90-day period, M-Systems shall bundle with M-Systems USB Drives an average of at least [ * * * ] Migo Products (without regard to product mix) per month.

In the event the M-Systems fails to meet the commitment in this Section 3.9 and does not cure such failure after 30 days written notice, the exclusivity provisions in Section 3.8 shall cease until such time as M-Systems meets the commitment herein.

3.9.
Notwithstanding anything else to the contrary in this Agreement (other than the last paragraph of this Section), and without derogating from Section 3.7 above, in no event shall PowerHouse sell any Migo Product to any third party or any third party’s customers (collectively, a “PowerHouse Customer”) at price lower than M-Systems’ price under this Agreement, regardless of sales volume, use or application, including without limitation those customers listed on Exhibit F. If the price that PowerHouse charges/charged a PowerHouse Customer is less than the prices charged to M-Systems pursuant to the terms herein, then PowerHouse will make those prices available to M-Systems, after the time of availability of those prices to the PowerHouse Customer PowerHouse will inform M-Systems in writing within ten (10) working days after the end of each month whether any PowerHouse Customer has purchased any Migo Product from PowerHouse at a price lower than the price for the same Migo Product acquired by M-Systems during the relevant month M-Systems shall be entitled to a price adjustment equal to the difference between the price of Migo Product sold to M-Systems minus the price Migo Product sold to the other PowerHouse Customer multiplied by number of units purchased by M-Systems during the relevant month. Such price adjustment by PowerHouse due to M-Systems shall be made in the form of a credit against future purchases of Migo Product to be made at any time Buyer’s discretion.

Notwithstanding anything to the contrary contained elsewhere in this Agreement or any exhibit or schedule hereto, the restrictions and price adjustments set forth above shall not be deemed applicable to or with respect to any sales or licenses of Migo Products:

(a)
for use in connection with (1) MP3 players, (2) Cell/smart phones, (3) PDAs, (4) SIM cards, (5) USB watches and/or (6) memory cards in devices marketed by PowerHouse or others (other than standalone USB Drives), if PowerHouse offers M-Systems a 30-day right of first refusal to acquire the rights for any such device on the terms offered to the first third party acquiring rights for any such device from PowerHouse and M-Systems does not exercise such right; and

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(b)	to PowerHouse customers who or which acquire Migo Products (including USB Drives on which Migo Products are installed) directly from PowerHouse.

4.	DEVELOPMENT

4.1.
The parties will appoint technical representatives to coordinate technological cooperation between the parties (the “Technical Team”). The Technical Team will be responsible for discussing and overseeing the integration between Migo Products and M-Systems USB Drives.

4.2.
PowerHouse and M-Systems will disclose to each other Information to the extent necessary for implementing Development Projects in accordance with a Product Development Plan. The Product Development Plan and any amendments thereof, once mutually agreed upon by the Parties will be incorporated by reference into this Agreement as an Addendum and shall constitute a part hereto. The initial Product Development Plans is attached as Exhibit C of this Agreement.

4.3.
The specific goal of the Development Project is to develop software applications required to bundle the Migo Products with M-Systems USB Drives and to provide M-Systems Customers with the Migo Products as set forth herein (the “Software Applications”).

4.4.
In implementing Development Projects, PowerHouse and M-Systems will cooperate fully to accomplish the work allocated to each party within the time schedule as set forth in the Product Development Plan. The parties acknowledge that the time schedules of a Statement of Work in a Product Development Plan are best estimates as of the time of its preparation and, unless otherwise agreed in writing, neither Party shall be liable for any delays in accomplishing the development work therein. Each of PowerHouse and M-Systems will be responsible for their respective development responsibilities and bear its own development costs, in accordance with a Product Development Plan. Each Party will complete its development responsibilities and achieve its milestones in accordance with the schedule. For each day a Party is late in achieving a milestone, then the deadlines for the other Party’s outstanding milestones will be extended one day. If for any reason the development does not proceed in accordance with the schedule, either Party may request a meeting to discuss the delay. If such a meeting is requested, the Parties shall meet and discuss in good faith mechanisms to expedite development and avoid further delays, and will make necessary adjustments to the Product Development schedule.

4.5.
Without derogating from the preceding section, it is the intent of the parties that PowerHouse shall deliver a final (post QA) U3 compliant version of each of the Migo Products by no later than 3 weeks following release of final U3 LaunchPad software. M-Systems shall confirm to PowerHouse when each Migo Product has passed M-Systems’ internal acceptance tests and is U3 compliant. Versions M-Systems approves for release shall be known as “Gold Releases”. Initially, the Migo Products will be prepared for release in the English Language (the “English Language Gold Release”). The English Language Gold Release shall be completed by no later than 3 weeks following release of final U3 LaunchPad software. Subsequently, a version

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will be prepared for international release in English, French, German, Italian and Spanish Languages (the “International Gold Release”).

4.6.
Each Party shall be responsible for its respective expenses and liabilities arising in connection with the Development Project(s) including any travel or other expenses incurred by employees of that Party in connection therewith.

5.	REFERRAL FEE

5.1.
For any upgrade purchased by an end-user of M-Systems or an M-Systems Customers through the Custom Landing Page as described in Section 3.3, M-Systems shall be entitled to [ * * * ] of all fees collected by PowerHouse net of expenses from the e-commerce provider and taxes charged and passed through.

6.	AUDIT RIGHTS

6.1.
Exchange of Report; Audit Rights. Within no later than 30 days after the end of each month, each party shall provide the other with a written report in the form attached as Exhibit D of this Agreement and which will include the calculation of all Referral and License Fees due to the other, as applicable. PowerHouse’s written report shall include a breakdown of upgrades per M-Systems Customer. Based on the report each party shall invoice the other for the Referral or License Fees, as applicable (“Invoice”). If the Parties do not agree with any of the reports, the Parties will use all reasonable efforts to settle disputes by mutual agreement. If any dispute is not so settled, the disputing party may exercise its right to audit as set forth in sub-section 6.5 below. In the event such audit verifies an underpayment error, the audited party shall promptly pay the auditing party for the full amount of any underpayment verified in the audit. Any such discrepancy discovered as a result of such audit, will be reflected in the following report and rectified and payment shall be made net within 30 days from receipt of audit report.

6.2.
Payment of Referral and License Fees. Referral Fees based on upgrades through the Custom Landing Page shall accrue upon each successful download of the upgrade. Such Referral Fee shall be non-refundable regardless of the length of subscription to such upgrade. Payment of Referral and License Fees shall be made by the relevant party net within thirty (30) days of the Invoice. If there is any discrepancy in the report for any month, as described in Section 6.1, any required reconciliation in payments shall be made within 15 Business Days of the resolution of any disputes.

6.3.
Late Payments. Payments not received in accordance with this Section 6 shall be subject to a late payment charge of one and one-half percent (1.5%) per month or the highest amount permitted by law, whichever is less, commencing on the date such payment became due.

6.4.
Taxes. All fees payable by one party to the other under this Agreement are on an exclusive basis and do not include all current and future applicable taxes and duties, including, but not limited to, Value Added Tax, sales tax, if applicable to such payments, which shall be added to such fees, or paid directly by the party paying such fees, as applicable. Notwithstanding the aforesaid, any income or other tax which a party is required by law to pay or withhold on behalf of the other party with respect to any amounts payable to such other party under this Agreement may be deducted from the amount of

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payments, provided, however, that in regard to any such deduction, the deducting party shall upon request furnish to the other party such certificates and other evidence of deduction and payment thereof as such other party may properly require. Stamp tax, if any, shall be borne equally by the parties.

6.5.
Each party shall keep complete and accurate records pertaining to any license fee pursuant to Section 3.2 or upgrade purchased pursuant to Section 3.3, as relevant, which will be sufficient to verify full compliance with this Agreement. Each party shall be entitled to have the books and records of the other party audited by one of the “nationally recognized independent public accountants qualified under PCAOB guidelines”. Any such audit shall be conducted during normal business hours and shall include the right to review and copy all records that contain information bearing upon the audited party’s compliance with the terms of this Agreement. Such records shall be maintained for at least five years after their date of creation. The cost of such audit shall be paid by the auditing party provided that if the audit shows an underpayment of more than 5% by the audited party, the audited party shall bear the costs of such audit.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1.
Ownership. PowerHouse owns the PowerHouse Technology and the PowerHouse Intellectual Party Rights. M-Systems owns the M-Systems Technology and the M-Systems Intellectual Property Rights. Without derogating from the preceding sentences, to the extent that any improvements are made in the course of development of the Software Applications to either M-Systems Technology or PowerHouse Technology, such improvements shall be owned solely by the party who owns the relevant Technology.

7.2.
No Implied Licenses. No license or right is granted by either Party to the other, by implication or by estoppel, or otherwise to any patents, inventions, or other property right, other than the licenses and rights expressly granted in this Section.

8.	CONFIDENTIAL INFORMATION

8.1.
Each Party agrees not to use Confidential Information disclosed to it by the other Party for its own use or for any purpose except the Development Projects as set forth in this Agreement. Confidential Information shall not be disclosed to third parties or to either Party’s employees or consultants except employees or consultants who are required to have the Confidential Information in order to carry out the Development Projects, management associated with the employees carrying out the Development Projects, attorneys and accountants, and senior management of the Parties, provided that such parties are subject to written confidentiality obligations. Each Party agrees that it will take all reasonable steps which are customary in the industry in which the Parties operate to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent the Confidential Information from falling into the public domain or the possession of unauthorized persons. Each Party agrees to notify the other

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Party in writing of any misuse or misappropriation of Confidential Information which may come to the Party’s attention.

8.2.	The confidentiality obligations imposed under Section 8.1 shall not apply to Information which:

8.2.1.	is generally available to the public prior to disclosure under this Agreement; or

8.2.2.	is generally known to the receiving Party prior to the disclosure under this Agreement as evidenced by written and dated material; or

8.2.3.	through no fault of the receiving Party becomes part of the public domain after disclosure under this Agreement; or

8.2.4.	is disclosed to the receiving Party by any third party having a bona fide right to do so; or

8.2.5.	is approved for release by the written authorization of the disclosing Party; or

8.2.6.
is disclosed pursuant to the requirement of a government agency or by operation of law after the disclosing Party has been given at least thirty (30) days notice and an opportunity to object to such disclosures.

8.2.7.	is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information.

8.3.	Each Party shall immediately notify the other Party of any private or governmental request for the Confidential Information or any other information or documents relating to this Agreement.

8.4.
Each Party shall have the right to participate in any other Party’s response to any such request. In the event that a Party receives any subpoena or other legal process requiring the production of information, documents, data, work papers, reports, or other materials relating to Confidential Information or to this Agreement, then the Party shall:

8.4.1.	give the other Party, if possible, the opportunity to participate in quashing, modifying, or otherwise responding to any compulsory process in an appropriate and timely manner; and

8.4.2.
cooperate fully with the other Party’s efforts to narrow the scope of any such compulsory process, to obtain a protective order limiting the use or disclosure of the information sought, or in any other lawful way to obtain continued protection of the Confidential Information.

8.5.
If either Party becomes aware of the loss, theft, or misappropriation of the other Party’s Confidential Information which is in its possession, such Party shall notify the other Party in writing within ten (10) Business Days of its discovery of the loss, theft, or misappropriation of such Confidential Information.

9.	TERM AND TERMINATION

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9.1.
This Agreement shall have a term of three years and may not be terminated for the convenience of either Party. However, either Party may terminate this Agreement in the event of a breach or default by the other Party (the “breaching Party”). The Party alleging a breach or default (the “non-breaching Party”) shall provide a written notice of termination to the breaching Party specifying the facts and circumstances relating to the alleged breach or default as set forth above; provided; however, that this Agreement shall not be terminated if the specified breach or default is remedied or cured within thirty (30) days after notice of breach or default is provided. If such specified breach or default is not remedied or cured within thirty (30) days after notice of breach or default is provided, and the breaching Party does not dispute that it has breached or defaulted and that the breach or default is material, then termination shall take effect upon expiration of the thirty-day period. Notwithstanding anything to the contrary in this Section 9.1, breaches for non-payment of any fees due and payable must be cured within 10 days of notice of such breach.

9.2.
If at any time during the term of this Agreement, (i) a Party becomes insolvent; or (ii) a Party admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iii) a party becomes subject to any voluntary or involuntary proceedings in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general attachment for the benefit of creditors, provided that if such condition is assumed involuntarily it has not been dismissed with prejudice within thirty (30) days after it begins; the other Party may terminate this Agreement upon thirty days advanced written notice.

9.3.
In the event of termination of this Agreement by either Party, each Party shall immediately discontinue use of the Confidential Information received from the other Party, and within five (5) days after termination, each Party shall provide to the other Party a certification that the originals and all copies of such Confidential Information, regardless of form, have been returned to the disclosing Party or else destroyed.

9.4.	Sections 5, 6, 7, 8, 9.4, 10, 11, 12 and 13 shall survive the termination of this Agreement for any reason whatsoever.

10.	LIABILITY AND INDEMNITY

10.1.
Each party shall, at its own expense, indemnify, defend and hold the other party and its Associated Companies (“Indemnified Parties”) harmless from any and all claims, allegations, demands, liabilities, losses, damages, awards, judgments or settlements, including all reasonable costs and expenses related thereto including attorney’s fees (“Claims”), that may be asserted, granted, imposed or brought against any Indemnified Party directly arising from or in connection with any Claims that the indemnifying party’s technology or products infringe any copyright, patent, trade mark, trade secret or other intellectual property right.

10.2.
As between M-Systems, PowerHouse and each M-Systems Customer, M-Systems will not be responsible for anything related to the Migo Products or of any losses, damages or expenses incurred by M-Systems Customers in

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connection with the use of the Migo Products. PowerHouse shall be the sole party responsible for such losses damages or expenses.

10.3.
As between M-Systems, PowerHouse and each M-Systems Customer, PowerHouse will not be responsible for anything related to the products or technology of M-Systems or of any losses, damages or expenses incurred by M-Systems Customers in connection with the use of the M-Systems products or technology. M-Systems shall be the sole party responsible for such losses damages or expenses.

10.4.
PowerHouse shall, at its own expense, indemnify, defend and hold M-Systems and its Associated Companies harmless from any and all Claims, that may be asserted, granted, imposed or brought against M-Systems and its Associated Companies arising from or in connection with any Claims brought by M-Systems Customers in connection with the Migo Products, excluding claims for loss of data or loss of profits.

10.5.
M-Systems shall, at its own expense, indemnify, defend and hold PowerHouse and its Associated Companies harmless from any and all Claims, that may be asserted, granted, imposed or brought against PowerHouse and its Associated Companies arising from or in connection with any Claims brought by third parties in connection with the M-Systems products, excluding claims for loss of data or loss of profits.

11.	REPRESENTATIONS AND WARRANTIES

11.1.	PowerHouse represents and warrants that it has all the rights necessary to enter into this Agreement and to perform its obligations hereunder.

11.2.
PowerHouse represents and warrants that to the best of its knowledge it has all necessary rights in, and to, all copyrights, patents and other proprietary rights associated with the PowerHouse Technology.

11.3.	M-Systems represents and warrants that it has all the rights necessary to enter into this Agreement and to perform its obligations hereunder.

11.4.
M-Systems represents and warrants that to the best of its knowledge it has all necessary rights in, and to, all copyrights, patents and other proprietary rights associated with the M-Systems Technology.

11.5.
Warranty Disclaimers. EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, THE PARTIES DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, (A) ANY WARRANTY THAT THE ANY TECHNOLOGY IS ERROR-FREE, WILL OPERATE WITHOUT INTERRUPTION, OR IS COMPATIBLE WITH ALL EQUIPMENT AND SOFTWARE CONFIGURATIONS; (B) ANY WARRANTY OF MERCHANTABILITY; AND, (C) ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY IS LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING THE LOSS OF PROFITS, REVENUE, DATA, OR USE OR COST OF PROCUREMENT OF SUBSTITUTE GOODS INCURRED BY ANY PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF ANY

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PARTY OR THIRD PARTY HAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.6.
LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TOWARDS THE OTHER PARTY CAUSED BY ANY BREACH OF ANY WARRANTY IN THIS AGREEMENT EXCEED THE GREATER OF (i) THE AGGREGATE CONSIDERATION PAYABLE BY M-SYSTEMS TO POWERHOUSE HEREUNDER; OR (ii) US$ 1,000,000.

12.	SOURCE CODE ESCROW

12.1.
The Parties agree to appoint within sixty (60) days of the date the software applications are delivered pursuant to the Statement of Work an Escrow Agent or such other escrow agent as is a mutually acceptable and to execute the Escrow Agreement.

12.2.	The parties agree that the Escrow Agent must be independent and located outside of the USA and Israel.

12.3.	M-Systems and PowerHouse acknowledge and accept the terms of the Escrow Agreement and agree on behalf of themselves to be bound by the provisions therein.

12.4.	Any breach of this Section 12 by the Parties shall be considered a material breach of this Agreement.

12.5.
If the Deposit Materials, as defined in the Escrow Agreement, are not deposited with the Escrow Agent according to the terms of the Escrow Agreement within ten (10) days from the Agreement Date (provided that the Escrow Agreement was signed during such period), M-Systems shall have the right to terminate this Agreement forthwith without any liability and without limitation to any other rights M-Systems may have.

12.6.
Without limitation to any terms of the Escrow Agreement, PowerHouse shall, within thirty (30) days of the date of signature of the Escrow Agreement, provide to the Escrow Agent one copy of the Deposit Materials and shall thereafter during the term of this Agreement, simultaneously with the delivery of Updates to M-Systems, also provide to the Escrow Agent in source code format (1) copy of such Update.

12.7.	The Escrow Agent will deliver the Deposit Materials to M-Systems only under the circumstances defined in the Escrow Agreement.

12.8.	The costs of the Escrow Agent shall be borne by M-Systems.

12.9.
The provisions of the Escrow Agreement shall survive the termination or expiration of this Agreement regardless of the reasons therefor, and shall terminate upon termination of the Escrow Agreement according to its terms.

13.	GENERAL PROVISIONS

13.1.
Choice of Law. This Agreement shall be construed under, and interpreted in accordance with, the laws of the State of California and of the United States of America without giving effect to the principles of conflicts laws. In the event of any lawsuit or other proceeding to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable

PowerHouse-M-Systems Agreement 30.3.05	Page 13

attorney’s fees and expenses. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held to be invalid under applicable law, either in whole or in part, the provision will be ineffective only to the extent of such invalidity, and the remaining provision of this Agreement shall remain in full force and effect. The failure by either Party to enforce any of the terms and conditions of this Agreement shall not constitute a waiver of such Party’s right thereafter to enforce that or any other terms and conditions of this Agreement.

13.2.
Limitation on Liability. Neither Party shall be liable to each other in contract, tort or otherwise, whatever the cause thereof, for any loss of profit, business or goodwill or any indirect, special, consequential, incidental or punitive cost, damages or expense of any kind, howsoever arising under or in connection with this Agreement.

13.3.	Assignment. Neither M-Systems nor PowerHouse shall assign any of its rights or privileges hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

13.4.
Independent Contractors. The relationship of M-Systems and PowerHouse shall be that of independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on behalf of the other Party or to represent itself as the other’s agent or in any way that might result in confusion as to the fact that the Parties are separate and distinct entities.

13.5.
Non-Solicitation. Each of PowerHouse and M-Systems agree that during the term of this Agreement, and for a period of 12 months thereafter, it shall not induce or solicit any employee of the other or its Associated Companies to leave his or her employment therewith.

13.6.	Notices. All communications relating to and notices required under this Agreement shall be directed as:

Communications and Notices to PowerHouse:

PowerHouse Technologies Group, Inc.
555 Twin Dolphin Drive, Suite 650, Redwood City, CA 94065 USA
Attn: General Counsel
Fax: 1-650-232-2699

Communications and Notices to M-Systems:

M-Systems Flash Disk Pioneers Ltd.
Central Park 2000, 7 Atir Yeda St., Kfar Saba, 44425, Israel
Attention: General Counsel
Fax: 011-972-3-548-0575

Unless specifically set forth otherwise, all notices or communications of any kind made or required to be given pursuant to this Agreement shall be in writing and delivered to the other Party at the address set forth above, unless either Party gives notice to the other party of a change of address. All notices or communications shall be made by hand delivery, established overnight courier service, facsimile or prepaid certified mail return receipt

PowerHouse-M-Systems Agreement 30.3.05	Page 14

requested. Notices shall be deemed delivered upon receipt if delivered by hand, overnight courier service or facsimile, or five Business Days after dispatch if by certified mail.

13.7.
Integration. This Agreement contains the entire agreement of the Parties. No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the Parties hereto. All prior agreements and understandings related to the subject matter hereof, whether written or oral, including without limitation the LOI, are expressly superseded hereby and are of no further force or effect.

13.8.	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of PowerHouse and M-Systems, and their respective Associated Companies.

13.9.
Publicity. Neither party shall issue any press release relating to this Agreement or the transactions contemplated hereby without prior notice to, consultation with, and the consent of the other party. Concurrently with the execution of this Agreement, the Parties shall issue a joint press release to be mutually agreed upon.

13.10.	Amendment. This Agreement cannot be altered, amended or modified in any respect, except by a writing duly signed by both Parties.

13.11.
No Strict Construction. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The headings contained in this Agreement are intended solely for ease of reference and shall be given no effect in the construction of interpretation of this Agreement.

13.12.
Execution. This Agreement may be executed in counterparts by the Parties, each of which shall be deemed an original, and which together shall constitute one and the same instrument, having the same force and effect as if a single original had been executed by all the Parties.

13.13.	Currency. All payments required under this Agreement shall be made in the currency of the United States of America.

13.14.
Jurisdiction. Any litigation arising out of or relating to this Agreement shall be conducted in the Superior Court of the State of California in and for San Mateo County or the United States District Court for the Northern District of California. Each of the parties consents to the exclusive jurisdiction of such courts and to venue in such courts.

13.15.
Export Restrictions. M-Systems will not export or re-export the Migo Products, any part thereof, or any process or service that is the direct product of the Migo Products (the foregoing collectively referred to as the “Restricted Components”) to any country, person or entity subject to U.S. export restrictions. M-Systems specifically agrees not to export or re-export any of the Restricted Components (i) to any country to which the U.S. has embargoed or restricted the export of goods or services, which currently include, but are not necessarily limited to Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria, or to any national of any such country, wherever located, who intends to transmit or transport the Restricted Components back to such country; (ii) to any person or entity who you know or have reason to

PowerHouse-M-Systems Agreement 30.3.05	Page 15

know will utilize the Restricted Components in the design, development or production of nuclear, chemical or biological weapons or (iii) to any person or entity who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. government. M-Systems warrants and represents that neither the U.S. Bureau of Export Administration nor any other U.S. federal agency has suspended, revoled or denied its export privileges.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the Agreement Date.

M-Systems Flask Disk Pioneers Ltd.		Power House Technologies Group Inc.

By:	/s/ Illegible	By:	/s/ Jay Elliot
Its:	VP	Its:	CEO
Date:	30/03/05	Date:	3/29/05

EXHIBITS
Exhibit A - M-Systems Technology
Exhibit B - Power House Technology
Exhibit C - Product Development Plan
Exhibit D - License/Referral Fee Report
Exhibit E - Escrow Agreement
Exhibit F - Exclusivity Exceptions

________________________________________________
________________________________________________
________________________________________________
________________________________________________
________________________________________________
________________________________________________

EXHIBIT A - M-SYSTEMS TECHNOLOGY

EXHIBIT B - POWERHOUSE TECHNOLOGY

TRADEMARKS
Trademark	Reg. Date	Reg. No.
MIGO	Filed on August 18, 2003	Application No. 78/288,619 (applicant: Forward Solutions, Inc.)
POCKETLOGIN	September 17, 2003	78/219,213 (applicant: First Person Software, Inc.)

PATENTS
Title	Date Issued	Patent No.
System and method for transferring personalization information among computer systems.	Filed May 8, 2003 by David Brett Levine and Christopher Jason Neumann	Serial No. 10/435,070

COPYRIGHTS
None.

EXHIBIT B

EXHIBIT C - PRODUCT DEVELOPMENT PLAN

SEE MRD

EXHIBIT C

EXHIBIT D - LICENSE/REFERRAL FEE REPORT

EXHIBIT D

EXHIBIT E - ESCROW AGREEMENT

EXHIBIT E

SOFTWARE ESCROW AGREEMENT

  This Escrow Agreement (“Agreement”) is made as of this day of ________ by and between PowerHouse Technologies Group, Inc., a Delaware corporation, with offices at 2694 Bishop Drive, Suite 270, San Ramon CA 94583 (“Producer”), ______________________ (“Escrow Agent”) and M-Systems Flash Disk Pioneers Limited, an Israeli corporation with offices at Central Park 2000, 7 Atir Yeda St., Kfar Saba, 44425, Israel (“Licensee”).

  Preliminary Statement. This Agreement is made pursuant to the Development Agreement attached thereto between Producer and Licensee (the “Development Agreement”) dated __________________, a copy of which is attached hereto. Capitalized terms not defined in the Agreement shall have the meaning ascribed to them in the Development Agreement. Producer intends to deliver to Escrow Agent a sealed package containing magnetic tapes, disks, disk packs, or other forms of media, in machine readable form, and the written documentation prepared in connection therewith (the “Deposit Materials”) for the Producer Product(s). Producer desires Escrow Agent to hold in strict confidence the Deposit Materials, and, upon the occurrence of one or more events as provided in Paragraph 4 hereof, deliver the Deposit Materials (or a copy thereof) to Licensee, in accordance with the terms hereof.

  Now, therefore, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      Delivery by Producer. Producer shall be solely responsible for delivering to Escrow Agent the Deposit Materials as soon as practicable after the execution of the Development Agreement. Escrow Agent shall hold the Deposit Materials in accordance with the terms hereof and shall have no obligation to verify the completeness or accuracy of the Deposit Materials. Escrow Agent shall deposit and preserve all Deposit Materials in a locked, secured, and environmentally safe location within its facilities. Escrow Agent shall, at all times, retain the Deposit Materials in strictest confidence and shall not open, release or disclose the Deposit Materials, except as expressly set forth in this Escrow Agreement.

2.           Duplication; Updates.

(a)
Escrow Agent may duplicate the Deposit Materials by any means in order to comply with the terms and provisions of this Agreement, provided that Licensee shall bear the expense of duplication. Alternatively, Escrow Agent, by notice to Producer, may reasonably require Producer to promptly duplicate the Deposit Materials.

(b)
Deposit Updates. Updates to the Deposit Materials will take place when the original Deposit Materials are updated with new versions or major revision releases which are required to be delivered to Licensee or a customer or end-user of Licensee as set forth in the Development Agreement. All Deposit Updates shall be listed on a new Exhibit B and the new Exhibit B shall be signed by Producer. Each Exhibit B will be held and maintained separately within the escrow account. All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.

3.          Notification of Deposits. Simultaneous with the delivery to Escrow Agent of the Deposit Materials and each update thereto, as the case may be, Producer shall deliver to Escrow Agent and to Licensee a written statement specifically identifying all items so deposited and stating that the Deposit Materials, so deposited have been inspected by Producer and are complete and accurate in all material respects. Escrow Agent shall, within ten (10) business days of receipt of any Deposit Materials or updates, send notification to Producer and Licensee that it has received from Producer such Deposit Materials or updates.

4.          Delivery by Escrow Agent

4.1         Release by Escrow Agent to Licensee. Escrow Agent shall release the Deposit Materials, or a copy thereof, to Licensee in the event of one (1) or more of the following events:

(a)  The CEO or Chairman of Producer notifies Escrow Agent in writing, accompanied by a Board Resolution of Producer authorizing the same, to effect such release and delivery to Licensee at a specific address, the notification being accompanied by a check payable to Escrow Agent in the amount of one hundred dollars ($100.00); or

(b)  Escrow Agent receives from Licensee, with a copy sent to Producer written notification, a written statement that (a) Producer has ceased all business operations, voluntarily or involuntarily, (b) Producer has been adjudicated as bankrupt, or; has had a receiver or trustee appointed for all or substantially all of its property and such receiver has not been dismissed within sixty (60) days of appointment; and as a result thereof ceases to perform its maintenance and support obligations in accordance with the Development Agreement as a result thereof, (c) Producer has filed a voluntary petition for reorganization, arrangement or bankruptcy and as a result thereof ceases to perform its maintenance and support obligations in accordance with the Development Agreement as a result thereof, (d) Producer has made an assignment for the benefit of creditors all or substantially all of its assets; provided, however, that at least ten (10) days prior to Escrow Agent’s anticipated release of the Deposit Materials to Licensee, Escrow Agent shall provide written notice of such intention to Producer specifying (i) the intended date of release to Licensee and (ii) a copy of Licensee’s written statement under this Section 4.1(b); or

(c)  A written order from a court of appropriate jurisdiction that the Deposit Materials be released and delivered to Licensee.

4.2        For any release of Deposit Materials to Licensee, Licensee will provide Escrow Agent with specific delivery instructions and an initial check payable to Escrow Agent in the amount of one hundred dollars ($100) (collectively a “Delivery Demand”).

4.3         If the provisions of Paragraph 4.1 (a) or 4.1 (c) are satisfied, Escrow Agent shall, within two (2) business days after receipt of the notification or order, deliver the Deposit Materials in accordance with the Delivery Demand.

4.4        If the provisions of Paragraph 4.1(b) are met, Producer shall have ten (10) days from the date on which Producer receives the written notice from Escrow Agent described in such section (“Objection Period”) to notify Escrow Agent of its objection (“Objection Notice”) to the release of the Deposit Materials to Licensee and to request that the issue of Licensee’s entitlement to a copy of the Deposit Materials be submitted to an expedited arbitration in accordance with the following provisions:

(a)  If Producer shall send an Objection Notice to Escrow Agent during the Objection Period, the matter shall within ten (10) days of Producer’s Objection Notice, be submitted to, and settled by arbitration by, a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association. The arbitrators shall apply California Law and render their decision in writing. At least one (1) arbitrator shall be reasonably familiar with the computer software industry. The decision of the arbitrators shall be confidential, binding and conclusive on all parties involved, and judgment upon their decision may be entered in a court of competent jurisdiction. All costs of the arbitration incurred by Escrow Agent, including reasonable attorneys’ fees and costs, shall be paid by the party which does not prevail in the arbitration; provided, however, if the arbitration is settled prior to a decision by the arbitrators, the Producer and Licensee shall each pay 50% of all such costs unless the withdrawing party shall otherwise agree. As between Producer and Licensee all costs of the arbitration incurred by the prevailing party, including reasonable attorneys’ fees and costs, shall be paid by the party which does not prevail in the arbitration unless the arbitrators shall otherwise dictate in their written arbitration decision.

(b)  Producer may, at any time prior to the commencement of arbitration proceedings, notify Escrow Agent that Producer has withdrawn the Objection Notice. Upon receipt of any such notice from Producer, Escrow Agent shall reasonably promptly deliver the Deposit Materials to Licensee in accordance with the instructions specified in the Delivery Demand.

(c)  If, at the end of the Objection Period, Escrow Agent has not received an Objection Notice from Producer, then Escrow Agent shall reasonably promptly deliver the Deposit Materials to Licensee in accordance with the instructions specified in the Delivery Demand. Both Producer and Licensee agree that Escrow Agent shall not be required to deliver such Deposit Materials until all such fees then due Escrow Agent have been paid.

(d)  If, prior to the end of the Objection Period, Escrow Agent has received an Objection Notice from Producer, then Escrow Agent shall not release the Deposit Materials to Licensee unless (i) Producer consents thereto or (ii) the arbitration has been completed and the arbitrators have issued an order authorizing the release of the Deposit Materials. Both Producer and Licensee agree that Escrow Agent shall not be required to deliver such Deposit Materials until all such fees then due Escrow Agent have been paid.

4.5         Escrow Agent shall release and deliver the Deposit Materials to Producer upon termination of this Agreement in accordance with Paragraph 7 hereof.

4.6        Licensee acknowledges and agrees that, in the event that the Deposit Materials are released to Licensee under this Agreement, Licensee’s sole right to the Deposit Materials shall be to use the Deposit Materials to the extent necessary to internally (within Licensee) perform the maintenance and support required of Producer under the Development Agreement. Without limiting the generality of the foregoing, Licensee shall have no right to license, sublicense, sell, assign or otherwise distribute the Deposit Materials in any manner. In addition, Licensee agrees to hold the Deposit Materials in strict confidence, to protect the Deposit Materials to the same extent as Licensee protects its most sensitive and proprietary information and not to permit the use or disclosure of any of the Deposit Materials to any person or entity or for any purpose other than for the internal uses provided in this Paragraph 4.5.

5.          Indemnity. With the exception of misrepresentation, negligence or intentional misconduct on the part of Escrow Agent, its directors, officers, agents, employees or stockholders, Producer and Licensee shall, jointly and severally, indemnify and hold harmless Escrow Agent and each of its directors, officers, agents, employees and stockholders (“Escrow Agent Indemnities”) absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys’ fees and costs, that may be asserted against any Escrow Agent Indemnitee in connection with this Agreement or the performance of Escrow Agent or any Escrow Agent Indemnitee hereunder. IN NO EVENT SHALL PRODUCER OR LICENSEE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES EVEN IF PRODUCER OR LICENSEE SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.           Disputes and Interpleader.

(a)  Escrow Agent may submit any dispute under this Agreement to any court of competent jurisdiction in an interpleader or similar action.

(b)  Escrow Agent shall perform any acts ordered by any court of competent jurisdiction, without any liability or obligation to any party hereunder by reason of such act.

7.          Term and Renewal.

(a)  The term of this Agreement shall be identical to the term of the Development Agreement and shall terminate upon the termination of the Development Agreement unless earlier terminated by the parties pursuant to this Section 7.

(b)  Licensee and Producer may agree to terminate this Agreement, at any time, by mutual written agreement.

(c)  Escrow Agent may terminate its obligations under this Agreement upon ninety (90) days prior written notice to Licensee.

(d)  In the event of termination of this Agreement in accordance with Paragraph 7 hereof, Producer shall pay all fees due to Escrow Agent. Upon such termination, Escrow Agent shall return all Deposit Materials in its possession to Producer by no later than 10 days from the termination date of this Agreement.

8.          Fees. Licensee shall pay to Escrow Agent the applicable fees in accordance with Exhibit A as compensation for Escrow Agent’s services under this Agreement. The first year’s fees are due upon receipt of the signed Agreement or Deposit Materials, whichever comes first, and shall be paid in U.S. Dollars.

  (a)  Payment. Escrow Agent shall issue an invoice to Licensee following execution of this Agreement (“Initial Invoice”) and in connection with the performance of any additional services hereunder. Payment is due upon receipt of invoice. All fees and charges are exclusive of, and Licensee is responsible for the payment of, all sales, use and like taxes. Escrow Agent shall have no obligations under this Agreement until the Invoice has been paid in full by Licensee.

9.          Ownership of Deposit Materials. The parties recognize and acknowledge that ownership of the Deposit Materials shall remain with Producer at all times.

10.        Notices. The parties hereto acknowledge that notices and service of legal process shall be considered to be validly delivered if received by the appropriate party by personal hand delivery, overnight mail service or certified or registered mail, return receipt requested, postage prepaid, at the addresses set forth below, unless a party notifies the others in writing of a different address.

To Licensee:

M-Systems Flash Disk Pioneers Limited
Central Park 2000, 7 Atir Yeda St.
Kfar Saba, 44425, Israel
Attn: General Counsel

To Producer:

PowerHouse Technologies Group, Inc.
555 Twin Dolphin Drive, Suite 650
Redwood City, CA 94065

To Escrow Agent:

___________
___________

11.        Miscellaneous.

  (a)  Remedies. Except for material breach, misrepresentation, negligence or intentional misconduct, Escrow Agent shall not be liable to Producer or to Licensee for any act, or failure to act, by Escrow Agent in connection with this Agreement. Any liability of Escrow Agent regardless of the cause shall be limited to the fees exchanged under this Agreement. Escrow Agent will not be liable for special, indirect, incidental or consequential damages hereunder.

(b)  Natural Degeneration; Updated Version. In addition, the parties acknowledge that as a result of the passage of time alone, the Deposit Materials are susceptible to loss of quality (“Natural Degeneration”). It is further acknowledged that Escrow Agent shall have no liability or responsibility to any person or entity for any Natural Degeneration provided Escrow Agent complies with this Escrow Agreement.

(c)  Permitted Reliance and Abstention. Escrow Agent may rely and shall be fully protected in acting or refraining from acting upon any notice or other document believed by Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or entity. Escrow Agent shall have no duties or responsibilities except those expressly set forth herein.

(d)  Independent Contractor. Escrow Agent, Producer and Licensee are independent contractors, and are not employees or agents of the other.

(e)  Amendments. This Agreement shall not be modified or amended except by another agreement in writing executed by the parties hereto.

(f)  Entire Agreement. This Agreement, including all exhibits hereto, supersedes all prior discussions, understandings and agreements between the parties with respect to the matters contained herein, and constitutes the entire agreement between the parties with respect to the matters contemplated herein. All exhibits attached hereto are by this reference made a part of this Agreement and are incorporated herein.

(g)  Counterparts; Governing Law. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflict of law principles.

(h)  Confidentiality. Escrow Agent will hold and release the Deposit Materials only in accordance with the terms and conditions hereof, and will maintain the confidentiality of the Deposit Materials. In the event of release of the Deposit Materials to Licensee in accordance with this Agreement, Licensee undertakes to maintain the confidentiality of the Deposit Materials in accordance with the license granted in this Agreement and in accordance with the confidentiality undertaking contained in the Development Agreement.

(i)  Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be delivered by hand or by commercial overnight delivery service which provides for evidence of receipt, or mailed by certified mail, return receipt requested, postage prepaid. If delivered personally or by commercial overnight delivery service, the date on which the notice, request, instruction or document is delivered shall be the date on which delivery is deemed to be made, and if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date on which delivery is deemed to be made. Any party may change its address for the purpose of this Agreement by notice in writing to the other parties as provided herein.

(j)  Survival. Paragraphs 5, 6, 8, 9, and 11 shall survive any termination of this Agreement.

(k) No Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or single or partial exercise of any right, power or remedy by any party will preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

(l) Severability. All terms and conditions of this Agreement are severable. If any term or provision, or any portion thereof, of this Agreement is held to be invalid, illegal or unenforceable, the remaining portions shall not be affected.

IN WITNESS WHEREOF each of the parties has caused its duly authorized officer to execute this Agreement as of the date and year first above written.

Escrow Agent

	By:		Title:

Print Name:

Address:

Producer	PowerHouse Technologies Group, Inc.

	By:		Title:

Print Name:

Address:

Licensee	M-Systems Flash Disk Pioneer Limited

	By:		Title:

Print Name:

	Address:	Central Park 2000, 7 Atir Yeda St., Kfar Saba, 44425, Israel

ESCROW EXHIBIT A

FEE SCHEDULE

[TO BE COMPLETED]

ESCROW EXHIBIT B

B1. Product Name: ___________

Prepared and Confirmed by: ________________________________________________

Title: _________________________________________  Date: ___________________

Signature: _______________________________________________________________

Type of deposit:
X Initial Deposit

Special Instructions: ___________________________________________

Items Deposit:

	Quantity	Media Type	Description of Material

A)
B)
C)
D)
E)
(please copy page as necessary)

EXHIBIT F - EXCLUSIVITY EXCEPTIONS

 [ * * * ]

 EXHIBIT F

PowerHouse-M-Systems Agreement 30.3.05	Page 2